Exhibit (i)(5)

AMENDMENT TO

RESEARCH SERVICES AGREEMENT

This amendment (“Amendment”), dated December 14, 2015 (“Effective Date”), is made to the Research Services Agreement, dated April 19, 2010 (“Agreement”), between Fund Evaluation Group, LLC (“FEG”), and Ameritas Life Insurance Corp. (“Client”) and The Union Central Life Insurance Company. As of the date of this Amendment, The Union Central Life Insurance Company has been merged into the Client and is no longer a separate entity.

For valuable consideration, FEG and the Client agree as follows:

1)	Ameritas Investment Corp. is hereby added as a party to the Agreement.

2)	In addition to the services described in Exhibit A of the Agreement, as amended on May 31, 2013, FEG shall provide the following services to the Client:

FEG shall designate fund-specific, risk-based asset allocation models as follows:

A. One set of five fund-specific risk-based asset allocation models to be used by the Client’s individual variable policyholders, including those that have elected the Client’s guaranteed living withdrawal benefit rider, if applicable. These models will be constructed in the best interests of the policyholders, subject to the Client’s hedging strategy and requirements to use designated classes or funds.

B. One set of five fund-specific risk-based asset allocation models to be used by Ameritas Advisor individual variable policyholders (Active Products), including those that have elected the Client’s guaranteed living withdrawal benefit rider, if applicable. These models will be constructed in the best interests of the policyholders, subject to the Client’s hedging strategy and requirements to use designated classes or funds.

C. One set of five fund-specific risk-based asset allocation models to be used by Ameritas Advisor individual variable policyholders (Legacy Products), including those that have elected the Client’s guaranteed living withdrawal benefit rider, if applicable. These models will be constructed in the best interests of the policyholders, subject to the Client’s hedging strategy and requirements to use designated classes or funds.

D. One set of five fund-specific risk-based asset allocation models for use with the Ameritas VIVA variable universal life policies. This product has a very small investment platform.

Further details about the foregoing services are as follows:

1. The fund offerings within the Client’s individual variable products represent the universe of fund options available to FEG for designation.

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2. FEG and the Client shall determine guidelines and applicable restrictions associated with asset classes and funds, based upon product parameters, including any hedging requirements.

3. FEG shall review available funds which have been reviewed and approved by the Client, and perform quantitative and qualitative analysis, as required.

4. FEG shall perform portfolio construction analysis.

5. FEG shall construct models that are in the best interests of the policyholders within the guidelines and applicable restrictions.

6. FEG shall provide fund designations to the Client for each model.

3)	In addition to the fees described in Exhibit B of the Agreement, as amended on May 31, 2013, the Client shall pay FEG the following fee for the services rendered pursuant to this Amendment:

The omitted material is filed separately with the Securities and Exchange Commission.

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4)	In all other respects, the Agreement shall remain unchanged.

5)	Notwithstanding the terms of the Agreement and other amendments thereto, the terms of this Amendment are effective on the Effective Date and shall terminate automatically on May 1, 2016.

The parties hereto, by their duly authorized representative, have executed this Amendment as of the Effective Date.

Fund Evaluation Group, LLC	Ameritas Life Insurance Corp.
By: /s/ Scott B. Harsh Scott B. Harsh	By: /s/ Steven J. Valerius Steven J. Valerius
Title: President & CEO	Title: President, Individual Division

Ameritas Investment Corp.

By: /s/ Michael D. Burns

Michael D. Burns

Title: Senior Vice President